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                                                                    EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE
                                               FOR FURTHER INFORMATION, CONTACT:

BRIAN ARSENAULT, SVP, CORPORATE COMMUNICATIONS:
207 761-8517


PEOPLES HERITAGE COMPLETES BANKNORTH MERGER
HOLDING COMPANY TO TAKE ON BANKNORTH NAME

Portland, Maine, May 10, 2000 -- Peoples Heritage Financial Group, Inc. (NASDAQ:
PHBK) announced today that it has completed the acquisition of Banknorth Group, Inc. (NASDAQ: BKNG) effective at the end of the day. Even though Peoples Heritage is the surviving entity, the Company will take on the Banknorth name and trading symbol.

"We believe the Banknorth name better reflects the Company we have become with affiliate banks in all the New England states except Rhode Island and into upstate New York," said William J. Ryan who continues as Chairman, President and Chief Executive Officer. "We also think the Banknorth name better reflects the commercial banking company we have become with strong ties to our communities.

The Company will continue to be headquartered in Portland, Maine and will have total assets of approximately $18.4 billion.

"This merger enhances our Massachusetts and New Hampshire franchises and provides us the second largest deposit market share in Vermont to complement our leading market shares in Maine and New Hampshire," said Mr. Ryan. "We also gain entry into upstate New York"

Upon the completion of related subsidiary bank mergers and conversions, the combined Company will operate Peoples Heritage Bank in Maine, Bank of New Hampshire, NA (including Farmington National Bank), First Massachusetts Bank, NA (including the current Family/SIS Bank), GBT in Connecticut (the former Glastonbury Bank & Trust), a division of First Massachusetts Bank, Evergreen Bank, NA in New York, and Howard Bank, NA (in combination with the former Granite Savings Bank & Trust Co.), Franklin Lamoille Bank, NA and First Vermont Bank, NA in Vermont, and The Stratevest Group, NA, an investment management company based in Vermont. With the exception of Peoples Heritage Bank, a Maine-chartered bank which is in the process of converting to a national bank, all of the combined Company's banking subsidiaries will be national banks when the bank mergers and conversions are completed.

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